EXHIBIT 10.18

LICENSE AGREEMENT

Made as of this 19th day of January, 2004 (hereinafter referred to as “Effective Date”) by and between FUJISAWA PHARMACEUTICAL CO., LTD., a corporation organized and existing pursuant to the laws of Japan and having its registered office at 4-7, Doshomachi 3-chome, Chuo-ku, Osaka 541-8514, Japan (hereinafter referred to as “FUJISAWA”) and Insmed Incorporated, a corporation organized and existing pursuant to the laws of the State of Virginia, U.S.A. and having its principal office at 4851 Lake Brook Drive, Glen Allen, VA 23060, U.S. (hereinafter referred to as “INSMED”).

WITNESSETH THAT:

WHEREAS, INSMED has been developing a pharmaceutical product known as Insulin-like Growth Factor-1 (“IGF-I”), including, but not limited to, its combination with its Binding Protein 3 (“rhIGF-I/rhIGFBP-3”);

WHEREAS, FUJISAWA owns a certain patent rights relating to IGF-I; and

WHEREAS, INSMED desires to obtain, and FUJISAWA is willing to grant to INSMED, a certain license under such FUJISAWA patent rights.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, both parties to this Agreement mutually agree as follows:

ARTICLE 1. DEFINITIONS

1-1	“AFFILIATE(S)” shall mean any corporation, partnership or other business entity that is controlled by, controls, or is under common control with a party to this Agreement. For the purpose hereof, “control” shall mean the direct or beneficial ownership of no less than fifty percent (50%) of the voting stock or other ownership interest of such corporation, partnership or other business entity, or the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of such corporation, partnership, or other business entity.

1-2	“COMPASSIONATE USE” shall mean treatment use of an investigational new drug (as described in 21 CFR §312.34) or emergency use of an investigational new drug (as described in 21 CFR §312.36), or such similar use exemption from the need for formal regulatory approval in the applicable jurisdiction outside of the United States.

1-3	“LICENSED PATENT RIGHTS” shall mean (a) the patents and patent applications listed in EXHIBIT A attached hereto and any continuations, divisions, reexaminations or reissues thereof, and any registration, revalidation or other equivalents based thereon, and (b) any patent extensions, and supplementary or complementary protection certificates or applications therefor based thereon.

1-4	“TERRITORY” shall mean all countries and territories worldwide in which LICENSED PATENT RIGHTS halving a VALID CLAIM exist but excluding Japan.

1-5	“LICENSED PRODUCT” shall mean any and all finished pharmaceutical product(s) which contains IGF-I (“IGF-I PRODUCT”), including, but not limited to, rhIGF-I/rhIGFBP-3, as the therapeutic or prophylactic active ingredient and which when developed, made, used, labeled, promoted, distributed or sold would, but for the license granted hereunder, infringe a VALID CLAIM.

1-6	“NET SALES” shall mean the gross amounts invoiced by INSMED and/or by its AFFILIATE(S) or sub-licensee(s) on account of sales of LICENSED PRODUCT used for the TREATMENT of INDICATIONS to non-affiliated third parties in the TERRITORY, less (i) quantity or cash discounts actually allowed or taken; (ii) freight, postage and insurance invoiced to the customer; (iii) customs duties and excise, value added and other taxes directly related to the sale to the extent applicable and not reimbursable and not including income tax; (iv) amounts repaid or credited by reason of rejection or return of goods with respect to LICENSED PRODUCT; and (v) third-party rebates and allowances on account of the sale of LICENSED PRODUCT to the extent actually allowed.

1-7	“INDICATIONS” shall mean any and all insulin resistant diabetes claimed in the LICENSED PATENT RIGHTS which are [REDACTED] and (vi) other indications which both parties agree from time to time to be included within the scope of the claims of the LICENSED PATENT RIGHTS by good faith scientific and legal judgment.

1-8	“TREATMENT” shall mean, with respect to a particular indication or other medical condition, the cure, reduction, mitigation, preventing, slowing or halting the progress of, or otherwise management of such indication or medical condition or the symptoms thereof.

1-9	“VALID CLAIM” shall mean a claim of any patent or published patent application within LICENSED PATENT RIGHTS which has not been withdrawn, cancelled or disclaimed, or finally rejected or held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

ARTICLE 2. LICENSE GRANT

2-1	FUJISAWA hereby grants to INSMED a co-exclusive license under LICENSED PATENT RIGHTS, to develop, make, have made, use, label, promote, distribute and sell LICENSED PRODUCT in the TERRITORY.

As used above, the term “co-exclusive” shall mean that FUJISAWA reserves the right to manufacture, use, import, label, promote, distribute and sell LICENSED PRODUCT in the TERRITORY under LICENSED PATENT RIGHTS by itself or through its AFFLIATE(S) and to grant the similar license as the one granted to INSMED hereunder to one more third party other than FUJISAWA’s AFFILIATE(S) and INSMED.

2-2	INSMED shall be entitled to grant sub-licenses under such license in the TERRITORY to AFFILIATE(S) and, with the prior written approval of FUJISAWA to third-party(ies), which approval will not be unreasonably withheld.

ARTICLE 3. CONSIDERATION

[REDACTED] ARTICLE

4. ACCOUNTING

4-1	INSMED shall, and shall cause its AFFILIATE(S) or sub-licensee(s) to, keep true and correct records of NET SALES in sufficient detail to enable determination and verification of [REDACTED] payable to FUJISAWA hereunder and shall deliver to FUJISAWA written statements thereof in such form as FUJISAWA shall instruct on or before the sixtieth (60th) day following the end of each calendar quarter (or any part thereof in the first or last calendar quarter) for said calendar quarter of this Agreement and at the same time shall pay to FUJISAWA, or to whomever FUJISAWA shall otherwise direct in writing from time to time, the amount of such [REDACTED] shown to be due converted into Japanese Yen or other currency which FUJISAWA otherwise directs from time to time at the rate of exchange prevailing on the day of the remittance of the [REDACTED] in question, by wire transfer to an account in a bank designated by FUJISAWA, or in such other form and/or manner as FUJISAWA may reasonably request in advance.

4-2	Any income or other tax which INSMED is required to pay or withhold on behalf of FUJISAWA with respect to [REDACTED] payable to FUJISAWA under this Agreement shall be deducted from the amount of such [REDACTED] due; provided, however, that in regard to any such deduction INSMED shall give FUJISAWA such assistance as may reasonably be necessary to enable or assist FUJISAWA to claim exemption therefrom and shall upon request give FUJISAWA proper evidence from time to time as to the payment of said taxes.

4-3	Upon FUJISAWA’s request, INSMED shall permit such records as referred to in Article 4-1 hereof to be examined by an independent certified public accountant, appointed by FUJISAWA and reasonably acceptable to INSMED, to verify the amount of [REDACTED] payable hereunder for not more than two (2) previous years. The independent certified public accountant chosen must sign an appropriate confidentiality agreement or similar document prior to such examination. The cost of such examination shall be borne by FUJISAWA except that, if such examination reveals that [REDACTED], the costs shall be borne by INSMED. Said independent certified public accountant shall treat as confidential, and shall not disclose to FUJISAWA, any information other than information which shall be given to FUJJSAWA pursuant to any provision of this Agreement.

ARTICLE 5. PATENT WARRANTY AND INFRINGEMENT

5-1	Nothing in this Agreement shall be construed as a warranty or representation by FUJISAWA as to the validity or scope of any LICENSED PATENT RIGHTS.

5-2	In the event that either party shall become aware of infringement of LICENSED PATENT RIGHTS by any third party in the TERRITORY, it shall immediately so inform the other party. FUJISAWA may, but shall not be obligated to, institute action for any of such infringement of LICENSED PATENT RIGHTS. In this event INSMED shall give all reasonable assistance except for financial assistance to FUJISAWA, and may, if accepted by FUJISAWA, join such suit with its own counsel at its own expense and seek its own damages and other relief. If FUJISAWA does not institute any infringement proceedings against said third party within ninety (90) days after confirming that said third party appears to be infringing LICENSED PATENT RIGHTS, then INSMED may institute such infringement proceedings against said third party at its expense. In such event, FUJISAWA shall give all reasonable assistance except for financial assistance to INSMED and may join such suit with its own counsel at its own expense and seek its own damages and other relief. If neither party chooses to join the other, any amounts payable by said third party as a result of such proceedings shall belong to the party which has instituted such proceedings.

ARTICLE 6. DEVELOPMENT AND MARKETING

6-1	INSMED shall use reasonable commercial efforts to develop and market LICENSED PRODUCT for the INDICATIONS in the TERRITORY and, upon the request of FUJISAWA, shall promptly provide written information as to its development and commercial activities in that respect in the TERRITORY. FUJISAWA shall maintain such information in confidence to the extent it is and remains not publicly available and to the extent it is not required to be disclosed by law or in pursuance of any dispute resolution proceedings under Article 10-4 hereof.

6-2	INSMED desires to make available pharmaceutical product(s) which contains IGF-I, including, but not limited to, rhIGF-I/ rhIGFBP-3, for COMPASSIONATE USE in patients for serious or immediately life-threatening conditions for which no comparable or satisfactory alternative therapy is available. Accordingly, if after [REDACTED] following the Effective Date, FUJISAWA receives a written request for IGF-I PRODUCT for the COMPASSIONATE USE in a patient with said conditions in the TERRITORY and upon FUJISAWA’s written request to INSMED, INSMED, following a reasonable amount of time required to make the IGF-I PRODUCT, agrees to use its reasonable commercial efforts, taking into consideration all available pertinent information including safety and efficacy issues, to make IGF-1 PRODUCT directly available to the physician(s) treating such patient, in each case only for so long as there is no ongoing controlled clinical trial in the country where such COMPASSIONATE USE is being provided using a LICENSED PRODUCT for which the patient would be eligible and only until such time as an IGF-I PRODUCT is commercially available.

6-3	Upon request by either party after INSMED launch of a LICENSED PRODUCT, both parties hereto shall discuss in good faith and agree on how to determine which sales of the LICENSED PRODUCT should be included in the NET SALES.

ARTICLE 7. INDEMNIFICATION

7-1	INSMED agrees to defend, indemnify and hold FUJISAWA, its AFFILIATE(S) and their respective officers, employees and agents harmless from all claims, losses, damages or expenses (including reasonable attorneys’ fees) arising as a result of (a) actual or asserted violations of any applicable law or regulation by INSMED, its AFFILIATE(S) or sub-licensees, especially, but not limited to those by virtue of which LICENSED PRODUCT manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (b) claims for bodily injury, death or property damage (all including compensation for pain and suffering if asserted) attributable to the manufacture, distribution, sale or use of LICENSED PRODUCT by INSMED, its AFFILIATE(S) or sub-licensee(s) or (c) a LICENSED PRODUCT recall ordered by a governmental agency or required by a confirmed product failure as reasonably determined by the parties hereto.

7-2	In case of a claim or indemnification under this Article 7, FUJISAWA shall promptly notify INSMED in writing and INSMED shall assume the defense against such claim with counsel mutually satisfactory to the parties, provided, however, that FUJISAWA shall have the right to retain its own counsel.

ARTICLE 8. TERM AND TERMINATION

8-1	This Agreement shall become effective on the Effective Date and shall, unless terminated earlier in accordance with this Article 8, continue in force until expiration, revocation or invalidation of the last valid patent within LICENSED PATENT RIGHTS.

8-2	FUJISAWA may terminate this Agreement following sixty (60) days written notice (the “NOTICE PERIOD”) to INSMED in the event that (a) INSMED fails to make any payment which is due under Article 3 hereof, within the NOTICE PERIOD; or (b) INSMED commits a breach of any other obligation of this Agreement which is not cured within the NOTICE PERIOD; or (c) INSMED goes into liquidation, a receiver or a trustee be appointed for the property or estate of INSMED, or INSMED makes an assignment for the benefit of creditors, and whether any of the aforesaid events be the outcome of the voluntary act of INSMED, or otherwise (d) INSMED directly or indirectly contests the validity of any LICENSED PATENT RIGHTS or does not, within thirty (30) days following execution of this Agreement, irrevocably withdraw any and all proceedings previously filed attacking the validity of LICENSED PATENT RIGHTS.

8-3	INSMED shall have the right to terminate this AGREEMENT at anytime following sixty (60) days written notice of termination to FUJISAWA.

8-4	Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination, specifically INSMED’s obligation to make payments according to the provisions of this Agreement.

ARTICLE 9. NOTICES

Any notice required by this Agreement shall be sent by registered or certified air mail or delivered by courier or transmitted by facsimile or other electronic means, then confirmed by air mail, to the following:

To FUJISAWA:

FUJISAWA PHARMACEUTICAL CO., LTD.

4-7, Doshomachi 3-chome, Chuo-ku,

Osaka 541-8514, Japan, Attn.:

Director, Legal Affairs Facsimile No.:

81-6-6206-7929

To INSMED:

INSMED INCORPORATED

4851 Lake Brook Drive, Glen

Allen, VA 23060, U. S.A. Attn.:

Executive Vice President

Facsimile No.: (804) 565-3510

Such notice shall be effective on the third business day following express mailing or on the day following transmission if transmitted by electronic means. The above address may be changed by notice to the other party as provided in this Article.

ARTICLE 10. MISCELLANEOUS

10-1	This Agreement, together with the EXHIBIT A hereto, constitutes the entire agreement between the parties relating to the subject matter thereof. It may not be modified except in writing signed by both parties.

10-2	In the event further lawful performance of this Agreement or any part thereof by either party shall be rendered impossible by or as a consequence of any law, order or act of any government or political subdivision thereof having jurisdiction over such party, or by acts of public enemies, war, strikes or other labor disturbances, fires, floods, acts of Gods or any causes of like or different kind beyond the control of the parties including acts, omissions or delays of the other party, the parties hereto shall be excused from any failure to perform any obligation hereunder to the extent such failure attributable to such causes.

10-3	This Agreement shall be governed by and interpreted in accordance with the laws of Japan.

10-4	In case any dispute arises out of this Agreement, the parties will endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree, any such dispute shall be finally settled by arbitration administered by and according to the Rules of Conciliation and Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. Such arbitration shall be in the English language and shall take place in Richmond, VA (U.S.A.) if demanded by FUJISAWA and in Osaka (Japan) if demanded by INSMED.

10-5	Any waiver on the part of either party hereto of a right or interest hereunder shall not imply the waiver of any other right or interest, or subsequent waiver.

10-6	The illegality, invalidity or unenforceability of any clause or part of this Agreement shall not affect the legality, validity or enforceability of the remainder. If any such clause or part is found by any competent court or authority to be illegal, invalid or unenforceable, the parties agree that they will substitute provisions in form as similar to the offending provisions as is possible without thereby rendering them illegal, invalid or unenforceable.

10-7	INSMED shall not assign, or otherwise transfer any right or obligation under this Agreement without the prior written consent of FUJISAWA. However, INSMED may assign, or otherwise transfer any right or obligation under this Agreement without the prior written consent of FUJISAWA, if (I) such assignment or transfer is accompanied by a sale or other transfer of INSMED’s entire business or that portion of INSMED’s business which includes in its entirety the product line related to the LICENSED PATENT RIGHTS and/or LICENSED PRODUCT, (II) such assignee agrees in writing to be bound by the terms and conditions of this Agreement and (III) INSMED notifies FUJISAWA in writing prior to such sale or transfer.

10-8	Neither party shall hold itself out to third parties as possessing any power or authority to enter into any contract or commitment on behalf of the other party. It is not intended that this Agreement shall be construed under any circumstance to create any agency, joint venture, partnership or employer/employee relationship. Each party is an independent contractor of the other party.

10-9	Except as required by applicable laws or regulations, no public announcement, press release or disclosure to a third party concerning this Agreement or its terms shall be made by either party hereto without the prior written consent and approval of the other party.

10-10	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the Effective Date.

FUJISAWA PHARMACEUTICAL CO., LTD.	INSMED INCORPORATED

/s/ Hatsuo Aoki, Ph.D.	/s/ Geoffrey Allan
Name: Hatsuo Aoki, Ph.D.	Name: Geoffrey Allan
Title: President and CEO	Title: Chairman and CEO

EXHIBIT A

LICENSED PATENT RIGHTS LIST

Country	USA	Patent No. 5674845	Expiry Date Oct. 7, 2014
Country	Austria	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Belgium	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Switzerland	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Denmark	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	France	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Great Britain	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Italy	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Luxembourg	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Netherlands	Patent No. 0490955	Expiry Date Sep. 10, 2010
Country	Germany	Patent No. 69027217.0	Expiry Date Sep. 10, 2010
Country	Spain	Patent No. 90913512.1	Expiry Date Sep. 10, 2010
Country	Sweden	Patent No. 90913512.1	Expiry Date Sep. 10, 2010